Exhibit 23.1

We consent to the incorporation by reference in the Registration Statement of Zosano Pharma Corporation on Form S-8 [File No. 333-203039], of our report dated March 29, 2016, with respect to our audits of the consolidated financial statements of Zosano Pharma Corporation as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, which report is included in this Annual Report on Form 10-K of Zosano Pharma Corporation for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

March 29, 2016